UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported) October 28, 2014

ULTRALIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-20852	16-1387013
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York		14513
(Address of principal executive offices)		(Zip Code)

(315) 332-7100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 28, 2014, Ultralife Corporation (“Ultralife” or “the Company”) and PNC Bank, National Association (“PNC”) entered into a second amendment (the “Second Amendment”) to the Revolving Credit, Guaranty and Security Agreement (the “Credit Agreement”) dated as of May 24, 2013, between the Company and PNC. The Second Amendment modifies the definition of Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) in the Credit Agreement to also include non-cash stock-based compensation expense.

The Company plans to file a copy of the Amendment as an exhibit to its Form 10-Q for the quarter ended September 28, 2014.

Item 2.02 Results of Operations and Financial Condition

NEWARK, N.Y. – October 30, 2014 -- Ultralife (NASDAQ: ULBI) reported breakeven operating results on revenue of $16.1 million for the quarter ended September 28, 2014. For the third quarter of 2013, the Company reported an operating profit of $0.7 million on revenue of $20.4 million.

Revenue was $16.1 million, compared to $20.4 million for the third quarter of 2013, a $4.3 million, or 21%, decline reflecting an increase of $0.4 million in Battery & Energy Products sales offset by a $4.7 million decrease in Communications Systems sales. Battery & Energy Products sales were $13.9 million, compared to $13.5 million last year, a 3% increase, with sales to commercial customers increasing 36% and Government/Defense sales decreasing 25%. Communications Systems sales were $2.1 million, compared to $6.9 million for the same period last year, a decrease of 69% reflecting ongoing soft order flow from Government/Defense customers and continued delays in approving U.S. Government orders. On a consolidated basis, sales to commercial customers accounted for 53% of total revenue, up from 30% last year.

Gross profit was $4.5 million, or 27.9% of revenue, compared to $6.1 million, or 30.1% of revenue, for the same quarter a year ago. The 220 basis point decrease reflects primarily the lower mix of Communications Systems sales. Battery & Energy Products gross margin was 27.4%, 70 basis points higher than the 26.7% reported last year reflecting increased sales of higher margin commercial products. Communications Systems gross margin was 31.3% compared to 36.9% last year, a decrease of 560 basis points on lower volume and unfavorable product mix.

Operating expenses were $4.5 million, $.9 million or 17% lower than last year primarily due to continued reductions in discretionary spending, the timing of certain expenses related to new product development and lower sales commissions. Operating expenses were 28.3% of revenue, compared to 26.9% for the year earlier period.

With gross profit nearly equal to operating expenses the Company reported a slight operating loss of $55,000 for the fiscal 2014 third quarter. For the comparable period last year, the Company reported operating income of $0.7 million.

The Company reported a net loss of $.3 million, or $0.02 per share, compared to net income of $0.6 million, or $0.04 per share, for the third quarter of 2013.

During the third quarter, Ultralife repurchased 160,557 shares under its 1.8 million share repurchase program.

Despite the Company’s commercial sales momentum, management now expects revenue for the year to be up to 20% below last year given the reduction in global government and defense spending exacerbated by the continued timing uncertainties of several Communications Systems projects. As a result, management expects an operating loss of approximately 3% - 4% of sales for the year.

Management cautions that the timing of orders and shipments may cause variability in quarterly results.

The information set forth in this Form 8-K and the attached exhibit is being furnished to and not filed with the Securities and Exchange Commission and shall not be deemed to be incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except to the extent specifically provided in any such filing.

Item 9.01 Financial Statements, Pro Forma Financials and Exhibits.

(a) Exhibits

99.1 Press Release of Ultralife Corporation dated October 30, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 30, 2014		ULTRALIFE Corporation

	By:	/s/ Philip A. Fain
Philip A. Fain
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.                                   Description

    99.1            Press Release of Ultralife Corporation dated October 30, 2014